Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Nos. 333-197955, 333-202355, 333-210179, 333-216339, and 333-223323 on Form S-8, and Registration Statement Nos. 333-203499 and 333-214803 on Form S-3 of our report dated February 27, 2019, relating to (1) the consolidated financial statements and financial statement schedule of Moelis & Company and subsidiaries (the “Company”), and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 27, 2019